Exhibit 10.6(d)

GUARANTEE

GUARANTEE dated June 22, 2007, made by Credit Suisse (USA), Inc., a corporation organized and existing under the laws of the State of Delaware (the “Guarantor”) in favor of Noble Environmental Power 2006 Hold Co, LLC (“Counterparty”) to one or more Transactions (as defined below) with its wholly-owned subsidiary, Credit Suisse Energy LLC, a limited liability company organized under the laws of the State of Delaware (“CSE”). Reference is made to Section 1 below for the definition of certain capitalized terms used herein and not otherwise defined.

The Guarantor derives substantial direct and indirect benefits from the entry by CSE into Transactions with Counterparty. This Guarantee has been executed in favor of Counterparty in connection with one or more Transactions between Counterparty and CSE, without regard to whether or not Counterparty or such Transactions are known or disclosed to Guarantor in advance of or following CSE entry into such Transactions, and without regard to whether or not they have been entered into under a Master Agreement or Confirmation.

1.             Definitions and Interpretation.

“Applicable Terms” means, in respect of any Transaction, all of the terms and conditions governing such Transaction, whether or not evidenced in writing, set forth in a Master Agreement, Confirmation, other agreement or writing, or arising under common law, under law merchant or by reason of normal business or industry practice.

“Business Day” means a day in New York on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits).

“Confirmation” means any confirmation that governs the terms and conditions of one or more Transactions between CSE and Counterparty.

“EEI” mean the Edison Electric Institute.

“EEI Master Agreement” means the EEI Master Power Purchase & Sale Agreement version 2.1 (modified 4/25/00), and any related Collateral Annex that may be entered into between CSE and Counterparty, as each may be amended by the EEI from time to time.

“Financial Transaction” means any interest rate, currency, credit, equity, equity security, index, debt, debt security, commodity, insurance, weather, precious metal, basis, total return or other swap agreement, option agreement, forward agreement or other derivative contract, or any other financial transaction of any nature, however denominated; the issuance by CSE of any security, including warrants on securities, hybrid securities and structured notes; any loan or other borrowing; any agreement or contract for the purchase, sale, repurchase, loan or delivery of securities or commodities, whether on a spot, forward or normal settlement basis, however denominated; any commitment, obligation or other agreement to provide, advance or loan liquidity or funds, however denominated; any option in respect of any of the foregoing; any combination of any of the foregoing; any agreement or contract to provide credit support, margin, collateral or other security in respect of any of the foregoing; any transaction similar to any of the foregoing; any transaction constituting a “Transaction” under a Master Agreement documented on, or a Confirmation incorporating by reference, an ISDA Form; and any transaction expressly designated as a “Financial Transaction” in any Master Agreement or Confirmation.

“Gas Transaction” means any transaction agreed to by CSE and Counterparty involving Gas (as such term is defined in the NAESB Base Contract for Sale and Purchase of Natural Gas, NAESB Standard 6.3.1, dated April 19, 2002 (as amended from time to time, the “NAESB Contract”)), including any transaction for Gas between CSE and Counterparty set forth in the EEI Gas Annex to any related EEI

Master Agreement; any agreement or contract to provide credit support, margin, collateral or other security in respect of any of the foregoing; any transaction similar to any of the foregoing.

“ISDA” means the International Swaps and Derivatives Association, Inc. (formerly known as the International Swap Dealers Association Inc.).

“ISDA Form” means the printed form of ISDA Master Agreement, 1992 Multicurrency Cross-Border version, or any successor or similar form.

“Master Agreement” means any agreement, whether documented or based on an ISDA Form, the EEI Master Agreement, NAESB Contract or any other master agreement, swap agreement, long form confirmation agreement or other agreement that governs the terms and conditions of one or more Transactions between CSE and Counterparty.

“Obligations” means all current and future obligations of CSE under and in respect of Transactions between CSE and Counterparty in accordance with their Applicable Terms, including, without limitation, all amounts owing by CSE to Counterparty on and after termination of any Transaction.

“Energy Transaction” means any transaction agreed to by CSE and Counterparty involving the sale or purchase, or the option for the sale or purchase, of energy, capacity, any Product (as such term is defined in the EEI Master Agreement) or any other similar product or commodity (including, without limitation, any emissions allowances); any agreement or contract to provide credit support, margin, collateral or other security in respect of any of the foregoing; any transaction similar to any of the foregoing; any transaction constituting a “Transaction” under a Master Agreement governed by and documented on an EEI Master Agreement, or any other enabling agreement or similar agreement; and any transaction expressly designated as a “Energy Transaction” in any Master Agreement or Confirmation.

“Transaction” means any Financial Transaction, Gas Transaction and/or Energy Transaction between CSE and Counterparty.

2.             Guarantee.

(a)           The Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due (subject to any applicable grace period), of all Obligations of CSE. Guarantor agrees to pay on demand any and all reasonable fees, funding and other costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Counterparty in enforcing any rights or collecting any amounts due under this Guarantee or any Transaction. Any amounts that would be owed by CSE to Counterparty in accordance with the Applicable Terms, but are unenforceable or not allowable against CSE because it is the subject of a bankruptcy, liquidation, reorganization or similar case or proceeding, shall nonetheless be Obligations for the purposes of this Guarantee. Counterparty shall not be obligated to file any claim relating to the Obligations in the event CSE becomes subject to a bankruptcy, liquidation, reorganization or similar case or proceeding, and the failure by Counterparty so to file shall not affect the Guarantor’s obligations hereunder.

(b)           This Guarantee is a guarantee of payment when due and not of collection. The Guarantor agrees that Counterparty may resort to the Guarantor for payment of any of the Obligations, whether or not Counterparty attempted to realize against or apply, any property provided by an entity as collateral security or other credit support for the Obligations (such property and credit support collectively, “Security”) or proceeded or attempted to proceed against CSE or any other entity principally or secondarily obligated with respect to the Obligations.

(c)           This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded, avoided, recovered or must otherwise be returned by Counterparty upon or as a result of the insolvency, bankruptcy, liquidation or reorganization of CSE or otherwise, all as though such payment had not been made.

3.             Guarantee Absolute.

The Guarantor guarantees that the Obligations will be paid strictly in accordance with the Applicable Terms  (and, to the extent applicable, this Guarantee), regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such provisions or the rights of Counterparty with respect thereto. The liability of the Guarantor under this Guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Guarantor hereby irrevocably waives, any defenses it may now or hereafter have (including any defense based on the failure to provide notice to or obtain the consent of the Guarantor) in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of, or any amendment or supplement to, the Transaction, any Master Agreement or Confirmation or any agreement or instrument related thereto;

(b)           the entry into additional Transactions, any indulgence, concession, waiver or consent given to CSE, or any other changes in the amount of, time, manner or place of payment of, or in any other term of any or all of the Obligations;

(c)           any taking, exchange, release, non-perfection, realization or application of or on any Security;

(d)           any taking, release, amendment, consent or waiver of or in respect of any other guarantee for any or all of the Obligations;

(e)           any change, restructuring or termination in or of the corporate structure or existence of CSE; or

(f)            any other circumstance (including, without limitation, any statute of limitations) that might otherwise constitute a defense available to, or a discharge of, CSE, the Guarantor or any other guarantor or surety.

4.             Waivers and Acknowledgements.

(a)           The Guarantor hereby waives promptness, diligence, demand for performance, notice of acceptance, presentment, protest, non-performance, default, acceleration, early termination, protest or dishonor, any other notice with respect to any of the Obligations and this Guarantee, and any requirement that Counterparty protect, secure, perfect or insure any Security or exhaust any right or take any action against CSE or any other entity or Security.

(b)           Subject only to Section 8(b) below, the Guarantor hereby waives any right to revoke this Guarantee, and acknowledges that this Guarantee is continuing in nature and applies to all Obligations, whether existing now or in the future.

(c)           The Guarantor hereby waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Guarantor which in any manner impairs, reduces, releases or otherwise adversely affects the Guarantor’s subrogation, reimbursement, exoneration, contribution or indemnification rights or other rights to proceed against CSE, any other guarantor, any other entity or any Security, and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guarantor’s obligations hereunder.

(d)           No failure on the part of Counterparty to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Counterparty of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. No waiver by Counterparty of performance by Guarantor under any of the provisions of this Guarantee shall be construed as a waiver of any subsequent performance by Guarantor under the same or any other provisions of this Guarantee. Each and every right, remedy and power hereby granted to Counterparty and allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by Counterparty from time to time.

5.             Subrogation.

The Guarantor will not exercise any rights that it may now have or hereafter acquire against CSE or any other guarantor that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Counterparty against CSE, any other guarantor or any Security, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from CSE or any other guarantor, directly or indirectly, in cash or other property, by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations shall have been finally and irrevocably paid in full in cash.

6.             Representations.

The Guarantor hereby makes to Counterparty the representations set forth below:

(a)   It is duly organized and validly existing under the law of the jurisdiction of its incorporation and is in good standing;

(b)   it has the power to execute, deliver and perform its obligations under this Guarantee, and it has taken all necessary action to authorize such execution, delivery and performance;

(c)   such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(d)   all governmental and other consents that are required to have been obtained by it with respect to this Guarantee have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(e)   its obligations under this Guarantee constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(f)    there is not pending, or, to its knowledge, threatened against it, any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Guarantee or its ability to perform its obligations hereunder.

The foregoing representations will be deemed to be repeated by the Guarantor on each date on which a Transaction is entered into between CSE and Counterparty.

7.             Gross Up; Stamp Tax.

All sums payable by the Guarantor under this Guarantee shall be made in freely transferable, cleared and immediately available funds without any set-off, deduction or withholding unless such set-off, deduction or withholding is required by any applicable law, judicial or administrative order, or practice of any relevant governmental authority, or by any combination thereof. If the Guarantor is so required to set-off, deduct or withhold, then the Guarantor shall pay to Counterparty, in addition to the payment to which Counterparty is otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by Counterparty (free and clear of any set-off, deduction or withholding) will equal the full amount which Counterparty would have received had no such set-off, deduction or withholding been required. The Guarantor will pay any stamp tax (or similar tax or duty) levied or imposed upon it or upon Counterparty in respect of the Guarantor’s execution or performance of this Guarantee.

8.             Transfers; Benefit and Burden.

(a)           This Guarantee shall be binding on the Guarantor and its successors, and shall benefit Counterparty, its permitted transferees and its and their successors. Any reference to the Guarantor or Counterparty in this Guarantee shall be construed in accordance with the preceding sentence. Counterparty may sue to enforce this Guarantee in its own name and right.

(b)           This Guarantee may be amended or terminated at any time by the Guarantor following thirty (30) calendar days’ prior written notice (the “Termination Date”) to Counterparty in accordance with Section 10(b) below; provided, that no such amendment or termination shall adversely affect the rights of Counterparty or any Obligations, whether absolute or contingent, that shall have accrued or which may accrue with respect to any Transaction other than any such Obligations or rights with respect to any Transaction entered into on or after the Termination Date. Guarantor agrees that its obligations and the rights of CSE and Counterparty hereunder shall not be affected or impaired by any transfer, consolidation, renaming or other corporate event with respect to Guarantor.

(c)           Neither the Guarantor nor the Counterparty may assign its rights, interests, or obligations hereunder to any other person without the prior written consent of the Guarantor or the Counterparty, as the case may be, such consent not being unreasonably withheld (it being expressly agreed that it shall not be unreasonable for the Guarantor to withhold consent to any such assignment if the assignee would be entitled to receive any greater payment hereunder than the Counterparty making such assignment would have been entitled to receive had such assignment not occurred); provided that the Guarantor may, without the consent of the Counterparty, upon three (3) days’ prior written notice to the Counterparty, transfer all of its Obligations under this Guarantee to any affiliate of the Guarantor having a long-term debt rating at the date of such transfer at least equal to that of the Guarantor immediately prior to such transfer.

9.             Notices and Communications.

(a)           Any notice or other communication to the Guarantor or Counterparty in respect of this Guarantee may be given in any manner set forth below to the address or number provided and will be deemed effective as indicated:

(i)            if in writing and delivered in person or by courier, on the date it is delivered;

(iii)          if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a

Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Business Day.

Guarantor’s address is as follows:

Credit Suisse (USA), Inc.

11 Madison Avenue

New York, New York  10010

Attention:  Senior Legal Officer

(b)           Guarantor and Counterparty, may by written notice to such other party at the address such other party has provided above, change the address details above at which notices or other communications are to be given to it by such other party.

10.           Miscellaneous.

(a)           This Guarantee constitutes the entire agreement and understanding between the Guarantor and Counterparty with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)           This Guarantee and each of its provisions may be waived, modified or varied, in whole or in part, only pursuant to a duly authorized written instrument signed by an authorized officer of Counterparty and Guarantor. .

(c)           The headings used in this Guarantee are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Guarantee.

11.           Currency Indemnification.

If for the purpose of obtaining judgment in any court or an arbitral award it is necessary to convert a sum due hereunder (the “Agreement Currency”) into another currency (the “Judgment Currency”), Guarantor agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Counterparty could purchase the Agreement Currency with such Judgment Currency on the Business Day preceding that on which such judgment or award becomes final. The obligation of Guarantor in respect of any sum due from it hereunder in the Agreement Currency shall, notwithstanding any judgment or award in the Judgment Currency, be discharged only to the extent that, on the Local Business Day following receipt thereof by Counterparty, Counterparty may in accordance with normal banking procedures purchase the Agreement Currency with such Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due (determined in accordance with the first sentence of this paragraph) to Counterparty in the Agreement Currency, Guarantor agrees, as a separate and independent obligation and notwithstanding any such judgment, to indemnify Counterparty against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to Counterparty in the Agreement Currency, Counterparty agrees promptly to remit to Guarantor the excess.

12.           Governing Law; Jurisdiction.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine (other than Section 5-1401 of the New York General Obligations Law).

With respect to any suit, action or proceedings relating to this Guarantee (“Proceedings”), the Guarantor irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over the Guarantor. Nothing in this Guarantee precludes Counterparty from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the date first above written.

CREDIT SUISSE (USA), INC.

By:	/s/ Peter Feney

Name: Peter Feeney
Title: Treasurer